UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

Butler International, Inc.
(Exact name of registrant as specified in charter)

Maryland	0-14951	06-1154321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Las Olas Boulevard, Suite 1730, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 761-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

The information set forth (i) in Item 1.03 below with respect to the Purchase Agreement (as defined below) and (ii) in Item 2.03 below with respect to the DIP Credit Agreement (as defined below) is incorporated herein by this reference.

Item 1.03.  Bankruptcy or Receivership

On June 1, 2009, Butler International, Inc. (the “Company”), and certain of its direct and indirect subsidiaries, including Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Publishing, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC (collectively with the Company, the “Debtors”), each filed a voluntary petition (the “Chapter 11 Petitions”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Chapter 11 Petitions are being administered under the caption  In re: Butler Services International, Inc., et al., Chapter 11 Case No. 09-11914 (KJC) (the “Chapter 11 Proceedings”).  The Bankruptcy Court assumed jurisdiction over the assets of the Debtors as of the date of the filing of the Chapter 11 Petitions.  The Debtors will continue to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with the bankruptcy filings, the Debtors (other than Butler Publishing, Inc.) (the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Butler America LLC (“Butler America”), an affiliate of D. Stephen Sorensen, Chairman & Chief Executive Officer of Select StaffingSM.

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Butler America, upon the closing of the transactions contemplated thereby, will purchase substantially all of the Sellers’ assets and assume certain of the Sellers’ obligations associated with the purchased assets, through a supervised sale under Section 363 of the Bankruptcy Code.  The consideration for such assets under the Purchase Agreement is Twenty Six Million Eight Hundred Seventy Five Thousand dollars ($26,875,000) in cash (except for amounts attributable to Sellers’ outstanding letters of credit, which will be replaced or assumed by Butler America), subject to adjustment for certain changes in the agreed upon amounts of the Company’s loans, disbursements and receivables outstanding.  Consummation of the transactions contemplated by the Purchase Agreement is subject to higher and better offers received in a Bankruptcy Court-supervised auction, approval of the Bankruptcy Court and other closing conditions.  In connection with the Purchase Agreement, on June 1, 2009, the Debtors filed a motion for an order granting authority to sell their assets to Butler America pursuant to Section 363 of the Bankruptcy Code, establishing bidding and auction procedures, designating Butler America as the “stalking horse bidder” and setting a hearing date to approve the sale of the assets.  After entry of the bid procedures order approving the bidding and auction process, the Debtors plan to engage in an auction process with any and all interested parties.

On June 1, 2009, the Company issued a press release relating to the Chapter 11 Petitions and the Purchase Agreement, a copy of which is filed herewith as Exhibit 99.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 4, 2009, the Debtors entered into that certain Senior Secured, Super-Priority Debtor-in Possession Credit Agreement among Butler Service Group, Inc. (“Borrower”), as debtor-in possession, the other Debtors, as credit parties (the “Other Credit Parties”), General Electric Capital Corporation (“GECC”), as agent and lender, and the other lenders party thereto (the “DIP Credit Agreement”), subject to final approval of the Bankruptcy Court.

The DIP Credit Agreement provides for an aggregate commitment of up to $30 million, which permits borrowings on a revolving basis.  The commitment includes a $50,000 sub-limit for swingline loans.  All letters of credit issued for the account of Borrower under the Pre-Petition Loan Agreement (as defined below) shall continue in place under the DIP Credit Agreement.

Outstanding borrowings under the DIP Credit Agreement will bear interest at a per annum rate equal to (A) with respect to revolving credit advances, (i) if such advances bear reference to the Index Rate referred to under the DIP Credit Agreement, 7.75% plus the highest of (a) the prime rate as determined by GECC from time to time, (b) the average federal funds rate plus 3.0%, and (c) the LIBOR Rate referred to under the DIP Credit Agreement for an interest period of three months plus .25% (such highest per annum rate, the “Index Rate”); (ii) if such advances bear reference to the LIBOR Rate referred to under the DIP Credit Agreement, the LIBOR Rate plus 8.0%; or (iii) if such advances bear reference to the Commercial Paper Rate referred to under the DIP Credit Agreement, the Commercial Paper Rate plus 8.0%; and (B) with respect to swingline loans, 7.75% plus the Index Rate.  Interest payments on LIBOR Rate loans are payable on the last day of the applicable LIBOR interest period (one, two or three months).  Interest payments on all other loans are payable monthly.

The DIP Credit Agreement provides for certain financial and other covenants, various representations and warranties, and events of default that are customary for transactions of this nature.  The loans under the DIP Credit Agreement are permitted to be used to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to lenders under the Pre-Petition Loan Agreement and to fund the working capital requirements of Borrower substantially in accordance with an agreed upon budget during the pendency of the Chapter 11 Proceedings.

The principal amount of outstanding loans under the DIP Credit Agreement, together with accrued and unpaid interest thereon, are payable in full at maturity on December 4, 2009, subject to earlier repayment upon certain events, including the closing of the transactions contemplated by the Purchase Agreement.  All obligations under the DIP Credit Agreement are unconditionally guaranteed by the Debtors and are secured by a first priority lien on substantially all of the assets of the Debtors, subject to specified permitted liens in the DIP Credit Agreement.  The obligations of Borrower and the Other Credit Parties shall constitute administrative expenses of such parties under the Chapter 11 Proceedings with administrative priority and senior secured status under Section 364(c) and 364(d) of the Bankruptcy Code.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Chapter 11 Petitions described in Item 1.03 above constitutes an event of default under the express terms of the Third Amended and Restated Credit Agreement, dated as of August 29, 2007, among the Debtors, GECC, as agent and lender, and the lenders from time to time signatory thereto (as amended, modified or supplemented through the date of the Chapter 11 Petitions, the “Pre-Petition Loan Agreement”).  As a result of such event of default, all obligations under the Pre-Petition Loan Agreement became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Debtors and the application of applicable bankruptcy law. The total amount of principal and accrued interest outstanding under the Pre-Petition Loan Agreement was approximately $20,155,000 at June 1, 2009.

The filing of the Chapter 11 Petitions described in Item 1.03 above also constitutes an event of default under the express terms of the Second Lien Credit Agreement, dated as of August 29, 2007, by and among Borrower, Monroe Capital Management Advisors LLC, and the other lenders party thereto from time to time (as amended, modified or supplemented through the date of the Chapter 11 Petition, the “Pre-Petition Second Lien Credit Agreement”).  As a result of such event of default, all obligations under the Pre-Petition Second Lien Credit Agreement became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Debtors and the application of applicable bankruptcy law.  The total amount of principal and accrued interest outstanding under the Pre-Petition Second Lien Credit Agreement was approximately $22,562,219 at June 1, 2009.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2009, Hugh McBreen resigned as a member of the Board of Directors of the Company and all other directorships he held at any of the Company’s subsidiaries, effective immediately.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated June 1, 2009.

Forward-Looking Statements

Any forward-looking statements in this Form 8-K (including any exhibits) by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results, including the current ongoing credit crisis, deteriorating global economic conditions, the potential adverse impact of the Chapter 11 Proceedings on the Company’s operations and relationships with customers and suppliers and its ability to close the transactions contemplated by the Purchase Agreement with Butler America or another purchaser.  The Company disclaims any obligation to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2009	Butler International, Inc. (Registrant)

/s/ Ronald Uyematsu
Ronald Uyematsu President and Chief Executive Officer